WidePoint Corporation
Third Quarter 2009 Conference Call
November 16, 2009

Operator: Ladies and gentlemen, welcome to the WidePoint Corporation Third Quarter 2009 Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero.

        I would now like to turn the conference over to Frank Hawkins, CEO of Hawk Associates. Please go ahead, sir.

Frank Hawkins: Thank you, Josh. Good afternoon. This is Frank Hawkins. I’m the CEO of Hawk Associates, WidePoint’s investor relations firm. Welcome to the Third Quarter 2009 Conference Call. On the phone today we have our CEO, Steve Komar; Jim McCubbin, WidePoint’s Chief Financial Officer and also on the phone with us is Ron Oxley, the Executive Vice President of Business Development.

        I'd like to begin by reading the company's Safe Harbor statement and then we will hear from Steve, Jim and Ron before they take your questions. This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the Company’s control. Those risks may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

        And now, here’s Steve with his opening remarks.

Steve Komar: Thank you, Frank. Good afternoon. On behalf of the WidePoint Management team, I’d like to welcome you all to the Company’s Third Quarter 2009 Investor Conference Call. During our last get-together in August, we were pleased to report that during the second quarter we had realized steady state revenues with improving margins and, as a direct result, had recorded three consecutive quarters of positive net income. Today, I am delighted to be able to tell you that the trend has not only continued but has strengthened noticeably. WidePoint’s third quarter 2009 revenues totaled $11.4 million, $1 million greater than the immediately preceding second quarter of 2009, and it also represents a 28% increase over the prior’s year quarter. Certainly of equal or greater importance is the fact that the Company achieved bottom line net earnings of $515,000, more than doubling the earnings… the earnings realized in our most recent second quarter of 2009 and $850,000 greater than the comparative third quarter of 2008 net loss. This result also represents our fourth consecutive fiscal quarter of increasing profitability and we believe we are solidly on course for a positive result for the final quarter of this 2009 calendar year as well.

        A few additional financial highlights worthy of mention include the ongoing improvement in our gross and net margins which are a very important part of our business strategy, as well as the dramatic growth of our income from operations and our continuing cash flow improvement; and finally, even with a reduction in outstanding debt, our continuing ability to grow working capital and increase shareholders’ equity. Jim McCubbin will provide more detail and perspective on these topics on the course of his financial management comments.

        From an operational perspective, I'm heartened to be able to tell you that each of our business segments participated strongly in our favorable third quarter results. At our Identity Assurance and PKI Credentialing segment, revenues grew by 34% versus the prior year quarter. Similarly, our Wireless Mobile, or MTEMS, segment contributed revenue of 28% versus the comparable quarter.

        The percentage increases in each segment are even greater when comparing the nine months year-to-date performance. At each of these segments, new contract signings and expansion of existing relationship revenues have combined to not only grow our revenue base but also to migrate a growing portion of our revenue mix into the higher margin Managed Service category.

        Finally, not to be outdone, our Consulting Services segment contributed a revenue increase of 26% than the prior year quarter, recovering nicely from a somewhat soft second quarter 2009 result. While we realize that there is some volatility in this segment’s quarter-to-quarter performance, we’re reasonably comfortable that existing pipeline opportunities speak well to this sector’s ability to contribute to WidePoint’s growth going forward.

        In terms of new business highlights during the quarter, our Mobile Telecom Business unit realized major contract signings and expanded revenue streams from the Department of Homeland Security and the Transportation Security Administration, among others; and our Identity Assurance Business unit launched new relationships with AT&T, service to the US Court System and then expansion at the existing relationship with Lockheed Martin Corporation to support the needs of the TSA’s Transportation Worker Identity Program.

        As the federal fiscal year drew to a close, both units received 100% across the board renewals and extensions of any existing contracts requiring such action by customer agencies.

        When we entered this 2009 calendar year, we told our investors and stakeholders that we would be shamelessly focused on maximizing the organic growth capability before us and opportunity before us. We’d be leading with our managed services capabilities in the areas of identity assurance and mobile wireless. We believe this focus is now paying dividends and will increasingly continue to do so. While we certainly will not abandon this emphasis, the management is acutely aware of the need to develop additional strategies to enable enhanced growth potential in the years to come. To that end, our sales and marketing and business development activities have been strengthened and a number of new initiatives have started or are in the planning stage. We’ll be looking for these activities, which encompass each of our business segments, to support additional areas of growth during 2010 and beyond. Ron Oxley will take you through a few of these initiatives in his upcoming comments.

        I’d like to thank you all for your attention. I’d like to now turn the microphone over to Ron Oxley, WidePoint’s Executive Vice President of Business Development (audio interference) our new business program initiatives. As mentioned a moment ago, Ron will talk to you about our recent activities and accomplishments in support of Management’s internal goals for WidePoint’s ongoing growth and expansion. Ron?

Ron Oxley: Thank you, Steve, and good afternoon everyone. We’ve been very active this year in establishing and solidifying our distribution channels through our current contract base, our relationships with large systems integrators and key associations in the marketplace. As you’ll hear today, this is, and will remain, a high priority. In addition to that, we are actively pursuing additional channels. Therefore, our main business development focus is to continue to organically maximize our base business while pushing for higher profits. We will continue to capture opportunities from the Federal Strategic Sourcing Initiative contract and the GSA Schedules.

        We are increasing our current affiliations with the Federation for Identity and Cross-Credentialing Systems Association, the American Logistics Association, the Armed Forces Communications and Electronics Association, the Transportation Workers Identity Credential Group, Lockheed Martin, AT&T, American Systems and others and, of course, the Department of Defense, Department of Homeland Security, Internal Services Administration and state and local governments.

        Secondly, we are focused on establishing additional distribution channels by penetrating the agencies such as the US Postal Service and untapped areas within the Department of Defense, Army, Navy and Air Force, as well as DoD presence within Europe, NATO and Combatant Command.

        We also are penetrating additional user populations to expand our distribution channels. These include first responders, registered travelers, the American Transportation Association, the Contracting Services Association of America, the National Defense Industrial Association, the Trans-Atlantic Security Co-operative, Partnership and the Vietnam Veterans Association, along with Fortune 500 companies in need of our telecommunication expense management

        Again, in both cases, we’re expanding current affiliation, alliances and partnerships and developing new ones. We are concentrating on growing our distribution channels while keeping within the boundaries of our key products and services. To help accelerate the adoption of our key technologies, we’re working with various Senate and House committees on both the authorization and appropriations side. We are also providing white papers and case studies to the marketplace to demonstrate the value of our capabilities, as well as actively participating in major conferences sponsored or heavily attended by our current and potential customers.

        We have identified a few major upcoming contracts that we will team with major systems integrators. These will provide WidePoint with sufficient contract vehicles to reach all of our government customers. We’ve also identified a few potential opportunities that we may be able to prime as WidePoint during 2010.

        Once again, our approach is simple and disciplined; maximize the output of our current channels, establish new channels and leverage our influence throughout the establishment. We will continue to pursue this formula and meeting the results-oriented goals and objectives of WidePoint to achieve future success.

        That concludes my remarks and I’ll turn it back to Steve Komar.

Steve Komar: Thanks Ron, for your report on these critical initiatives for the Company and now over to Jim McCubbin, for his comments on our financial metrics and a little about our Investor Relations program. Jim?

James McCubbin: Hello everyone. Thank you for joining us today. And Ron, that was a lot of things you’ve been working on this last year and a lot of things to tell everybody about. We’re very excited, everyone, about all these activities and what they will lead to for the future for WidePoint.

        Well, looking at the financials for the company, it was a pleasure to be able to report to you that our third quarter met our goals and expectations. After successfully meeting last year’s goal of the season profitability on an operating basis after excluding amortization, depreciation and stock compensation expense, this year we set upon a different goal; the goal of achieving a profitable fully-diluted bottom line result while still investing in our strategy that Steve and Ron has just discussed; a goal that we believe we’re on the cusp of achieving as we look forward into the fourth quarter; a fourth quarter that presently looks to be stronger than our third quarter producing what we hope will be a record top line and bottom line result for WidePoint.

        Examining our year-to-date so far this year, we have witnessed top line growth in revenues for each of the past three quarters and for the three- and nine months ending September 30th, 2009, as compared to those respective periods in 2008. For the quarter ending September 30th, we realized revenues of approximately 11.4 million as compared to 8.9 million in the same period in 2008. And for the nine months ending September 30th, 2009, we realized revenues of approximately 32 million as compared to 25 million, again for the same period in 2008. Given the consecutive quarterly revenue growth of approximately 10.1 million, 10.4 million and 11.4 million for each of the past three quarters this year, we are clearly trending towards achieving a year-over-year growth rate for our fiscal year-end 2009 of somewhere between 25 and 30%; all in all, a respectable growth rate and in line with our goals for this year.

        This revenue growth and expansion has also led to margin growth as we have realized economies of scale within our two managed service offerings. Looking at our gross margins, we were pleased to see improvements in our gross profitability again in each of the past three quarters and for the three- and nine months ending September 30th, 2009, as compared to those respective periods in 2008. For the quarter ending September 30th, we realized gross profitability of approximately 2.7 million or 24% as compared to 17% on gross profits of approximately 1.5 million in the same period in 2008. For the nine-month period ending September 30th, 2009, gross profit was approximately 6.9 million or 22% as compared to 17% on gross profits of 4.2 million in the same period in 2008. Looking back at 2009, we have also witnessed our gross margin expand sequentially from 20% to 21% and to 24% respectively, for each quarter in 2009; all strong indicators that the optimization of our business model is delivering on the results of our Build Once Use Many model that is allowing us to optimize our costs and build our margins as we expand our revenues in each of our managed service offerings.

        Looking at our operational profitability excluding amortization, depreciation expense and stock compensation expense, we also witnessed good results. Income from operations excluding those costs for the third quarter delivered approximately $896,000 in operational profitability; an improvement of $835,000 versus 61,000 that we realized in the third quarter of 2008. Income from operations, excluding those costs for the nine months of 2009, delivered $2.1 million in operational profitability, an improvement of $2 million versus the first nine months of 2008, of $0.1 million, or approximately $100,000. These operating profitability results clearly demonstrate a clear and measurable benefit to our balance sheet, with working capital for the nine months growing 55% to 4.2 million, from 2.7 million; debt falling approximately 67% to 1.3 million from 2.6 million; and equity (inaudible) of 1 million or 8.1% to 13.7 million. As a result of these increasing revenues, improving gross margins and a leveling of our SG&A expenses, we witnessed bottom line profitability.

        Net income for the three-month period ended September 30th, 2009 was approximately 515,000 as compared to the net loss of $335,000 for the three months ended September 30th, 2008. Net income for the nine-month period ended September 30th, 2009 was approximately $895,000 as compared to the net loss of approximately 1.4 million for the nine months ended September 30th, 2008.

        Looking at 2009, we also witnessed net income and growth in these metrics as a result of our strategy and business model. Consecutively, in each of the past three quarters, net income grew from $129,000 in the first quarter to $251,000 in the second quarter, to $515,000 in this last quarter, approximately 100% revenue growth in each of the—income grown in each of the past three quarters. All in all, what we believe are good results and within our goals.

        Given these results and with the leveling off of our SG&A expenses, as a percentage of revenues, our business model is driving bottom line results; goals that we believe will deliver a positive result for our fiscal year end 2009, in terms of strong revenue growth, margin growth and a positive net income result. Goals that should position us to look at 2010 with a stronger customer base, new and exciting opportunities that will allow us to expand our business, and ultimately one that will drive a business model that allows recurring revenue streams that pushes both net income growth and equity growth for WidePoint.

        In recognizing our achievements to date, we still have only started the job at hand, though. We also want you to know that we realize that we need to express these achievements to a larger number of investors. On the past call in August, we discussed this with you and we did start an expanded out-reach program that tangibly has started to provide some good results for increased awareness, stock volume and a rising stock price over the past few months. A good start, but only a start, and we realize we need to continue to expand. In this regard, and looking forward, we’re continuing this program with three conferences we’ll be attending in December and January, the LD Micro Conference in Los Angeles, the SMRD West Conference in Chicago, and the Civility Conference in New York.

        It is our hope and desire, as we showcase some of our past achievements and future plans, that we’ll continue to raise the awareness of WidePoint to those who to date, are not yet aware of us and what we are building.

        With that, I would like to thank you all for your support and hand it back to Steve.

Steve Komar: Thank you, Jim and Ron, for your comments. Before we open the lines for our listeners’ comments and questions, which I’m sure you all want to get to quickly, I just wanted to summarize and re-emphasize the key points that are at the forefront of our management focus as we move forward. Number one, WidePoint will continue to enhance its presence as a stable, growing provider of value-added IT-based solutions for the federal government sector. Two, WidePoint will continue to stimulate aggressive revenue growth at the mobile telecommunications and PKI credentialing segments, emphasizing its manage service developments to the marketplace. Three, WidePoint will work to develop and launch ancillary strategies to expand and diversify its growth potential over the coming years. And finally, WidePoint will continue to generate increases in bottom line profitability and equity, with a goal of building substantial incremental enterprise value for the benefit of the Company’s investors and stakeholders.

        With that, I'll ask our Operator, Josh, to open the lines for any questions or comments that you may have.

Operator: Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. If you’re using speaker equipment, please lift the handset before pressing the number.

        One moment for our first question. Our first question comes from the line of Sam Donaldson, private investor. Please, go ahead.

Sam Donaldson: I’m glad to once again to say congratulations, and this team that you have has produced outstanding results, not just this year but in building towards this year. Jim, when you talk about almost doubling net from the second to the third quarter, and more than doubling net—I mean, from first to second, to second to third, my question of course, comes about next year. I appreciate the fact that you’re going to try to go to investor conferences and spread the word about WidePoint, but I think that if you continue to build it as you have now, they will come.

        So, let’s look at next year. Is it realistic to believe that the kind of pushes that I’ve just talked about, that you’ve produced, can be sustained next year, quarter to quarter to quarter, or should we expect that as you continue to build, this may level off, from the standpoint of not doubling every time? Just give us a look; I understand the cautions of the Safe Harbor Statement, but just tell us what you think.

Steve Komar: Well, thank you, Sam, and, as always, we really appreciate not only your comments but your support, and they’re greatly appreciated. Yes, we do have some limitations on what we can talk about in terms of next year, but I will say to you that—and Jim referenced the business model, and I’ve referenced and Ron had referenced there are the long-standing relationships we have with several of our key customers. We have every reason to believe that recurring revenues will be a big factor in our success next year and we do look to build and increase both our revenues and our earnings next year. As to how much; I don’t know that I’m honestly in a position to say. Maybe Jim has something that he would like to comment on that. It’s a set-up, by the way.

James McCubbin: Thank you, Steve. Thank you, Sam, as well. We’re not in a position to give guidance for next year, number one, but the business model has been built that as we expand revenues, our margins should continue to grow, and as we continue to invest in the Company, we should have a dynamic set-up where we’ll continue to see bottom line profitability grow. I cannot say 100% less, more. It really depends on how the contracts really fall out. I mean, we’re bidding on a number of things that could dramatically improve the bottom line overnight, but it’s at the same time kind of a wait and kind of go. The Federal Government does everything big, but they do it slow. As you’ve see, sometimes we have a stepping-stone approach, where we’ll level off for a couple quarters and then jump big for a couple quarters. I can see that. Because of that variability, we just can’t really give you absolute guidance yet, we’re just not there, but the business model is positioned to reward us greatly just on us building the business and making sure that we focus on our (inaudible).

Sam Donaldson: Well, Jim, I understand your limitations and I appreciate it very much. I guess I can ask the question another way, although you’ve sort of answered it, and that is—what you’re saying is you do not see any intrinsic barrier, any top line leveler that can’t be breached, that whatever is below that, you just work hard. You’re really sort of saying, depending on sales, depending on the Federal Government, depending on all these factors, we’re still looking at almost the sky’s the limit for the potential of this Company.

James McCubbin: Sam, we really are. We have a lot of good opportunities. We’re early in the product life cycle in both of the manage services segments. So, for us, it’s more of a matter of time. On one hand, we have to be a good steward of the customer relationships that we have and the contracts that we have and what we’re managing. The other side is managing a pipeline and standing on that pipeline. As you can see, Ron touched upon so many opportunities, affiliations, associations that we trying to expand upon. It’s a matter of time on being successful, and the success really can scale very nicely with the business model that we do have in place.

Sam Donaldson: I'll relinquish the microphone now, something I'm loath to do...

Steve Komar: But Sam...

Sam Donaldson: Go ahead.

Steve Komar: You know, we may have been a little limited in the way we responded to you, but let me tell you that we’re going to have a strong fourth quarter and we’re going to have a very solid 2010.

Sam Donaldson: Well, congratulations again and for my money, whatever you need to do to take some off the table, to expand your sales staff—in other words, whatever you need to invest now to continue this push, rather than say, well, you know, maybe we can double it if we don’t spend $200,000 or $300,000. Spend the money now. I’m waiting, I’ll wait. Thanks very much.

Steve Komar: Got it.

Jim McCubbin: Thank you, Sam.

Operator: Thank you. Our next question comes from the line of Mark Jordan with Noble Financial Group. Please, go ahead.

Mark Jordan: Good afternoon, gentlemen. I’ve a question relative to gross margin. Obviously, very commendable trends over the last three or four quarters; expanding gross margins, 23.5% in the most recent quarter. Do you see or can you quantify where you might look at kind of a target gross margin for the various three pieces of the business, and then, you know, kind of what might be reasonable for kind of the 2010 timeframe, and what might be a reasonable kind of longer term goal for you to aspire towards?

Jim McCubbin: Mark, this is Jim. Thank you for joining us again, by the way. We really aren’t providing guidance for margin, but we can make some comments on it. Presently, we’ve seen us grow out of the high teens into the 20‘s, and the mid-20‘s over the past year. Our business model would suggest to us that we could see that same kind of relative improvement over this next year. But, it really depends on the contracts that we win, the size and time. We could see gross margins getting into the 30‘s and 40‘s in the longer term, but it’s a question of timing right now, and that’s what we haven’t really wrapped our hands around. In fact, we’re a little bit at the mercy of when those awards happen and the size of those awards. Perspectively, looking at it, from a modeling perspective, you know, take a look at this past year, push it to the next year, and then understand that clearly there’s the legs on this thing for margins in the 30‘s, and potentially, depending on how much work, the 40‘s. Does that help?

Mark Jordan: Yes, thank you. My next question, just looking at your business base sequentially, you’ve obviously seen a good jump here in the third quarter, expecting a stronger fourth quarter. Looking out, again sequentially, your business is lumpy in terms of net (inaudible). Should we look at kind of a fourth quarter exiting run rate (inaudible) somewhat of a generic floor until you win some other big pieces of business which will allow it to take another step up? In other words, you shouldn’t drop off moving into the new year and then building, but it will be a more consistent floor sequentially.

Jim McCubbin: From a modeling perspective, Mark, what we have tended to see, there’s usually a step-up twice a year, with our second half always being a little bit stronger than the first half. That’s proven itself over several years. We’d expect that to continue. In which case, our third and fourth quarters will be our strongest quarters, our first quarter being our weakest quarter. On a sequential basis, there’s opportunity, depending on how strong the fourth quarter is, for the first quarter to be either a little bit lower or in line with. In the past two years we’ve seen the first quarter dip a little bit from the fourth quarter or be in line with, and then level out for the first and second quarters, with, as you go into year-end awards, lump up in the third quarter, and the fourth quarter being a little stronger. That is how we’ve seen the so-called seasonality. Does that help?

Mark Jordan: Yes, thank you, and one last question, it’s kind of a little bit of a strategy standpoint relative to the street. You know, many institutions come out and look at $1.00 stock. Now that you have attained a solid level of profitability in the third quarter, looking for better in the fourth, you know, that would lead you to believe that you, as a corporation, could look to 2010 and say, you know, we will be whatever the number is. Have you considered, you know, the potential for a reverse split which would put your stock price into a range that more institutional investors could potentially look at, and you know, how might that play into your strategy? Again, that only works, as we know, when you’re solidly profitable, which it seems like you’ve now achieved that level.

James McCubbin: Mark, it’s actually a very good question and we’ve had a number of discussions about it and the timing when doing something like that, so it’s almost you can trade up to a stronger institutional and retail investor base. We’re discussing it right now. We haven’t made any decisions on it. We can tell you something that we’re not doing over the next month or two, but it’s something that will be on the table for next year depending on how things play out.

Mark Jordan: Okay. Yes again, as you’re aware, that only works when you have solid predictability of profits and it seems like you’re moving in that direction. So you know, conceivably could be an appropriate thing to address as you move into 2010.

James McCubbin: We don’t disagree with you and we’ve worked hard for a long time at building this model so we can have those kind of solid profitability numbers and that continuing trend. So with that, it’s a very good suggestion and we’ll get back to you on it.

Mark Jordan: Okay. Have a good day.

James McCubbin: Thank you, Mark.

Operator: Thank you, and our next question comes from the line of Mitch Ratner with T.R. Winston and Company. Please go ahead.

Mitch Ratner: Hey guys, Jim, Steve, Ron, awesome. Great job. Quick question for you. Back in the summer, I saw a couple of Form 4's go by. Can you shed just a little bit of light on what that was all about?

James McCubbin: Well Mitch, yes I can. I actually got a lot of questions and comments from people on that and they couldn’t figure out if we were buying stock, selling stock, and sometimes the Form 4‘s can be rather confusing.

Mitch Ratner: Indeed.

James McCubbin: You know, what happened was we were put in a position where we had to exercise warrants that we had in the Company. We couldn’t push it off because of some of the new rules in any way easily, which we would have preferred to do. So we were forced to exercise those options. In doing that, we had to use the cash with exercise, in which case we took less shares to be able to get the shares that we did, and we would have preferred not to do that either but we just didn’t have the means, financial means to go it any other way. So, where you look like you had a 1.3 million share exercise, we also had an exchange that looked like a sale of around 500,000–600,000 shares reducing the amount that we received to 800,000 shares.

        The other negative to all this was that for next year we’ve got to pay the taxes as ordinary income on these shares that we received, and that’s going to create a little bit of a hardship as well for Steve and I. So, at some time we will probably have to sell a small amount of shares under 10B51 to be able to pay those taxes, but clearly, that is not a desire we want. We’d prefer building this Company, building our position for this Company, but there is a reality of what the IRS wants and doesn’t want. Does that kind of clear up what happened?

Mitch Ratner: Absolutely. Absolutely. I do understand it now and again, great, great quarter guys. All right, that's it.

James McCubbin: Thanks very much.

Mitch Ratner: Sure.

Operator: Once again ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you use speaker equipment, please lift the handset before making your selection.

        And our next question comes from the line of David Clarke, a private investor. Please go ahead.

David Clarke: Thanks very much, and Steve and Jim and Ron, you had a—congratulations on what is clearly a great quarter. You could see it coming. You talked about it in previous conference calls and I just wanted to let you know that it’s greatly appreciated by me as a shareholder. You’re doing great.

Steve Komar: Thank you, David.

David Clarke: I just have—by the way, on the subject of the options you exercised and all that, because I just listened to the previous question. That’s the—it’s such a high-class problem for you guys and a high-class problem for your shareholders. We’re delighted to see you do stuff like that. It means your shareholders and—you’ve been successful. If you were unsuccessful, you wouldn’t be doing that, right?

Steve Komar: That's true.

David Clarke: So, I’d say it’s really a great thing to see you guys do that and I hope you can hold onto as many shares as you can, given the tax situation. I’ve been in that boat myself a couple of times, and you don’t want to do it but you have to do it. So anyway, there it is.

James McCubbin: Yes, but the upside potential for this Company is so great. I just hate being forced into liquidating anything.

David Clarke: You are forced, though. It's the nature of the beast. You can't get around it.

James McCubbin: I know.

Steve Komar: Anyway, we appreciate your sensitivity because, you know, speaking for myself, it was a little bit of a painful transaction. It’s not—you know, but your point’s well taken. I mean, it does—it does —

David Clarke: Here you have less shares—you have less shares to play with. But on the other hand, they’re all yours and so you just move ahead and hopefully the Board will see light to grant you more options in the future. And if you build the proper company, you should, you know, make a sizeable uplift in your own net worth as you build the company. That’s what you’re doing it for, for God’s sakes. Anyway, I just—other than congratulating you on a great quarter, I just wanted to go back over just what started with Sam and just comment about the future and all of that. And then Jim, you were talking about contracts and everything and the fact that they’re lumpy. But you know, if I look at some of the releases you’ve had—I mean, you’ve got this renewal on a much larger contract with Department of Homeland Security and other things. There’s no reason to believe we can’t expect these things to continue to come through. That adds to your sales—I, I haven’t done the math on it but it’s quite substantial. And I kind of got the impression you were being, to be honest, overly negative on what it is. I mean, you’ve had a history of getting these contracts. Is there any reason to believe you’re not going to keep on getting them? I mean, you’ve got very good results—

James McCubbin: Yes, a dear friend of mine once told me to under-promise and over-deliver.

David Clarke: Did I say that?

James McCubbin: And I think I know—I think you may know who that person was. We’re being innately a bit conservative but, you know, we do—we like to deliver decent returns going forward but we don’t want to over-promise, but we do want to over-deliver.

David Clarke: No, I think that—I think that’s right, Jim. But I think by the same token, you have a history of these. You have no reason to believe you’re going to lose any existing contracts, do you?

James McCubbin: No.

Steve Komar: I was going to add—I was going to add the comment that I think, you know, our track record shows a pretty substantial hit rate, and we’ve probably even trumpeted a couple of times that we have sort of 100% renewals and that does consider—remain to be the fact. So I think, David, to answer your question directly, no, we’re hopeful that our conservatism will be exceeded by our actual delivery on these contracts.

David Clarke: Yes, well I’ll tell you, Steve—I’ve been with this Company for a fair bit of time and you have a tremendous track record, and I think—I don’t see any reason why it doesn’t—I’ll speak. I know you have to be conservative but I would have thought from my own vantage point, as a shareholder, we’re going to see continuing growth of a sizeable amount into 2010, 2011.

James McCubbin: We hope so and it’s all about the contracts, it’s all about the customers and we’re very optimistic; you know that. And don’t forget you’re in an area that the government, you know—in security and things like this, this is a hot button we’re seeing with the government and shifting. So anyway, that’s all I have. I don’t want to rabbit on here, but good luck. You sound as if you’ve got a great quarter going on right now, and we’ll talk to you next quarter.

        Thank you David, so much.

Steve Komar: Thanks Dave; really appreciate that. We appreciate your comments and your analysis, and we're--that's where we're heading.

David Clarke: Well, good luck to you. Thanks a lot.

Steve Komar: Thank you.

Operator: Once again ladies and gentlemen, if there are any additional questions, please press star, one at this time. If using speaker equipment, please lift the handset before making your selection. One moment, please.

        And management, I show no further questions at this time. Please go ahead with any closing remarks.

Steve Komar: Oh, fine. Thank you, Josh. Well, to everyone who has joined us on the call today, as always, I just want to thank you for your time, your attention and your commitment to our efforts to build WidePoint into an industry recognized and differentiated enterprise. We’re all committed to that goal and I look forward to our next quarterly opportunity to report to you on our progress and our full-year 2009 results.

        Thank you all and have a pleasant evening.

Operator: Ladies and gentlemen, this concludes the WidePoint Corporation Third Quarter 2009 conference call. Thank you for your participation. You may now disconnect.